                                                Filed pursuant to Rule 424(b)(5)
                                                Registration No. 333-85716

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED July 22, 2002)


                                 585,500 SHARES

                                 PPL CORPORATION

                                  COMMON STOCK
                                 ______________


Pursuant to an amended Sales Agency Agreement between PPL Corporation (the "Company") and Salomon Smith Barney Inc. ("SSB"), which Sales Agency Agreement and the amendment thereto have each been filed as an exhibit to a report on Form 8-K filed with the SEC on November 21, 2002 and December 17, 2002, respectively, and each of which is incorporated by reference herein, the Company has sold, through SSB, as agent of the Company, 585,500 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), pursuant to ordinary brokers' transactions on the New York Stock Exchange (the "NYSE").


585,500 shares of Common Stock were sold from January 6, 2003 through January 10, 2003.


Gross Proceeds to Company .....................................  $ 21,903,533.99

Commission to Agent ...........................................  $     58,550.00

Net Proceeds to Company .......................................  $ 21,844,323.07

On January 10, 2003 the last reported sales price
of the Common Stock on the NYSE was ...........................  $         37.70


Note:  SEC Fees were not used in arriving at any of the above figures.


                                 ______________

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ______________


              THIS PROSPECTUS SUPPLEMENT IS DATED JANUARY 14, 2003.